CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated July 16, 2008, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-40341 and 811-2192) of The Dreyfus Premier Third Century Fund, Inc.

ERNST & YOUNG LLP

New York, New York September 24, 2008